SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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BCB Bancorp, Inc.
(Name of Registrant as Specified in its Charter)
Committee for Sound Corporate Governance
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COMMITTEE FOR SOUND CORPORATE GOVERNANCE
[LETTERHEAD]

THE FUTURE OF BCB BANCORP
IS IN YOUR HANDS.
PLEASE VOTE THE ENCLOSED GREEN PROXY CARD TODAY

April (    ), 2004

Dear Fellow BCB Shareholder:

By now you should have received our proxy material that clearly explains what compelled us—The Committee for Sound Corporate Governance—to run a slate of nominees committed to protecting shareholder value and maintaining the integrity of BCB Bancorp's corporate governance.

You may also have heard from the BCB management nominees that our interest in good corporate governance is just a smokescreen. By now you are probably wondering what this election is really all about.

IT'S NOT ABOUT BCB'S PERFORMANCE!

        The BCB management nominees want you to believe that this election should be decided on the basis of BCB's performance, as if they alone were responsible for BCB's success. What this ignores is the hard work of BCB's many dedicated employees. It ignores the loyalty and support that BCB has received from the Bayonne community. It ignores the contributions and leadership of eight of our nominees, including Bayonne Community Bank's founding Chairman H. Mickey McCabe, the former Vice Chairman Dr. Gary Maita, the former Chairman of BCB's Audit and Budget Committee Robert (Bob) Doria, C.P.A., BCB's former Chief Counsel John Hughes, J.D., the Chairman of the Bank's Loan Committee Donald Cymbor, and Directors Phyllis W. Garelick, Kenneth Poesl, and Joseph Tagliareni. It ignores the investment of hard-earned funds by you, the shareholders.

All of the members of the Committee for Sound Corporate Governance are dedicated to continuing and building upon that past performance. But we fear that the actions of the BCB management nominees threaten our future.

IT'S NOT ABOUT WHO WANTS TO SELL THE BANK!

The Committee for Sound Corporate Governance has NO plans to sell the Bank. However, our disagreements with the BCB management nominess do relate to the way we believe that matters as serious as merger proposals should be handled. As representatives of BCB's shareholders, we feel that the Board has a duty to conduct informed and thoughtful analyses of such proposals before reaching any conclusions. By their actions, we believe the BCB management nominees have proven that they do not share this sense of responsibility.

The BCB management nominees want you to believe that voting for the Committee nominees is a vote to sell the Bank. They are trying to shift the focus of this election away from our concerns about corporate governance. That is the real smokescreen.

What the BCB management nominees have NOT told you is that it was a member of BCB Management, one of THEIR nominees, a Director and an Officer, who FIRST approached another local financial institution to discuss the merger or sale of the Bank.

THIS ELECTION IS ABOUT GOOD CORPORATE GOVERNANCE!

The Committee believes that sound corporate governance promotes shareholder rights and sustainable contributions to the community. It dictates that Board actions should be transparent and clearly visible to the shareholders, employees and community. This is where the current Board is terribly lacking and why a change has to made at this time.

The Committee for Sound Corporate Governance believes that Management insiders worrying about having "golden parachute" agreements in place to protect and enrich themselves in the event of a business combination is NOT sound corporate governance.

The Committee for Sound Corporate Governance believes that using their majority power to shrink the size of the Board and eliminate board seats held by our nominees is NOT sound corporate governance.

The Committee for Sound Corporate Governance believes that reducing the number of directors elected every year by shareholders to a fraction of the Board and extending directors' terms in office works against shareholder democracy and is NOT sound corporate governance.

The Committee for Sound Corporate Governance believes that the governance of BCB belongs to all of the shareholders.

Despite what you may have been told, GOOD CORPORATE GOVERNANCE is what this election is really all about.

It is important for you to understand that our actions are not motivated by any personal ambitions. We have launched this campaign to preserve the value of Bayonne Community Bank for its shareholders by exercising what we believe is Sound Corporate Governance.

What we must ask is: What motivates the BCB management nominees? Why did they decide to eliminate from the Board people who contributed to the success of the Bank? Whose interests are they protecting? Yours—the shareholders? Or theirs?

We ask you to protect shareholder value and support

SOUND CORPORATE GOVERNANCE
by signing, dating and returning our GREEN proxy card.

If your shares are held in the name of a brokerage firm, bank or other institution, only it can vote such shares, and only upon receipt of your specific instructions. Please return the GREEN proxy card in the envelope provided by your broker, bank or other institution, or contact the person responsible for your account and instruct them to execute on your behalf the GREEN proxy card. If you have any questions or need assistance in voting your green proxy card, please call our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 or call collect at (212) 929-5500.

Sincerely,

THE COMMITTEE FOR SOUND CORPORATE GOVERNANCE

Donald S. Cymbor
Robert G. Doria
Susan Ferraro
Phyllis Wasserman Garelick
John J. Hughes
Virginia Boele Kemp
Gary R. Maita
Michael Masone
H. Mickey McCabe
Kenneth R. Poesl
Henry Sanchez
Mark A. Smith
Joseph Tagliareni